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                                                                   Exhibit 23.02


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Talarian Corporation:

We consent to incorporation by reference in this registration statement on Form S-8 dated March 1, 2002 to register common stock associated with the 2000 Employee Stock Purchase Plan of Talarian Corporation, of our report dated October 26, 2001, relating to the consolidated balance sheets of Talarian Corporation and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended September 30, 2001, and the related financial statement schedule, which report appears in the September 30, 2001 annual report on Form 10-K of Talarian Corporation.




                                                       KPMG LLP


Mountain View, California
March 1, 2002